Exhibit 99.1

April 18, 2018	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary First Quarter Earnings of
$0.95 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter Ended March 31, 2018:

•
Total Loans:  Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $80.3 million, or 1.8%, from December 31, 2017, to March 31, 2018.  This increase was primarily in construction loans and commercial real estate loans.  The FDIC-acquired loan portfolios had net decreases totaling $12.2 million during the quarter ended March 31, 2018, and consumer auto loans outstanding decreased $34.0 million during the quarter ended March 31, 2018.  Outstanding net loan receivable balances increased $35.4 million, from $3.73 billion at December 31, 2017 to $3.76 billion at March 31, 2018.

•
Asset Quality:  Non-performing assets and potential problem loans, excluding those acquired in FDIC-assisted transactions which are accounted for and analyzed as loan pools rather than individual loans, totaled $35.1 million at March 31, 2018, a decrease of $679,000 from $35.8 million at December 31, 2017.  Non-performing assets at March 31, 2018 were $27.4 million (0.62% of total assets), down $472,000 from $27.8 million (0.63% of total assets) at December 31, 2017.

•
Capital:  The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators.  On a preliminary basis, as of March 31, 2018, the Company's Tier 1 Leverage Ratio was 11.4%, Common Equity Tier 1 Capital Ratio was 11.0%, Tier 1 Capital Ratio was 11.5%, and Total Capital Ratio was 14.1%.

•
Net Interest Income: Net interest income for the first quarter of 2018 increased $737,000 to $39.4 million compared to $38.7 million for the first quarter of 2017.  Net interest income was $39.3 million for the fourth quarter of 2017.  Net interest margin was 3.93% for the quarter ended March 31, 2018, compared to 3.78% for the first quarter of 2017 and 3.75% for the quarter ended December 31, 2017.  The increase in net interest margin compared to both the prior year first quarter and the quarter ended December 31, 2017 is primarily due to increased yields in most loan categories and higher overall yields on investments and interest-earning deposits at the Federal Reserve Bank, partially offset by an increase in the average interest rate paid on deposits and other borrowings.  The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 12, 18 and 7 basis points for the quarters ended March 31, 2018, March 31, 2017, and December 31, 2017, respectively.  For further discussion of the additional yield accretion of the discount on acquired loan pools, see "Net Interest Income."

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended March 31, 2018, were $0.95 per diluted common share ($13.5 million available to common shareholders) compared to $0.81 per diluted common share ($11.5 million available to common shareholders) for the three months ended March 31, 2017.

For the quarter ended March 31, 2018, annualized return on average common equity was 11.22%, return on average assets was 1.23%, and net interest margin was 3.93%, compared to 10.50%, 1.03% and 3.78%, respectively, for the quarter ended March 31, 2017.

President and CEO Joseph W. Turner commented, "Our first quarter results were underscored by strong earnings supported by an expanded core margin, continued expense containment and a lower effective tax rate. Core net interest margin for the first quarter 2018 expanded to 3.81%, which was an increase of 22 and 13 basis points from the year ago quarter and most recent linked quarter, respectively. The primary driver of the margin expansion was increased yields in most of our loan categories.  In addition, with the enactment of the federal tax legislation, the Company's effective corporate tax rate significantly decreased. The effective tax rate was 16.4% for the first quarter 2018 as compared to 26.1% during the same period in 2017.

Commercial real estate and construction loan production was relatively strong during the first quarter, as we are coming off of another year of more than $1 billion in loan originations throughout our franchise. Total gross loans, including the undisbursed portion of loans and excluding FDIC-assisted acquired loans and mortgages held for sale, increased $80.3 million, or 1.8%, from the end of 2017. Credit quality during the quarter was stable with small decreases in non-performing loans and potential problem loans."

Turner continued, "With our strong earnings and capital levels, we were pleased to increase the quarterly dividend announced in March by $0.04 per common share to $0.28 per common share, representing a payout ratio of approximately 30%. We're proud that we have paid a dividend every quarter to our stockholders since going public in December 1989."

Selected Financial Data:
(In thousands, except per share data)	Three Months Ended March 31,
	2018	2017
Net interest income	$39,438	$38,701
Provision for loan losses	1,950	2,250
Non-interest income	6,935	7,698
Non-interest expense	28,312	28,573
Provision for income taxes	2,645	4,058
Net income and net income available to common shareholders	$13,466	$11,518

Earnings per diluted common share	$0.95	$0.81

NET INTEREST INCOME

Net interest income for the first quarter of 2018 increased $737,000 to $39.4 million compared to $38.7 million for the first quarter of 2017.  Net interest margin was 3.93% in the first quarter of 2018, compared to 3.78% in the same period of 2017, an increase of 15 basis points.  For the three months ended March 31, 2018, the net interest margin increased 18 basis points compared to the net interest margin of 3.75% in the three months ended December 31, 2017.  The increase in the margin from the prior year first quarter was primarily the result of increased yields in most loan categories and higher overall yields on investments and interest-earning deposits at the Federal Reserve Bank, partially offset by an increase in the average interest rate on deposits and other borrowings and a reduction in the additional yield accretion recognized in conjunction with updated estimates of the fair value of the acquired loan pools compared to the prior year period.  The increase in the margin from the quarter ended December 31, 2017 to the quarter ended March 31, 2018 was primarily due to the same factors described above and an increase in the additional yield accretion recognized in conjunction with updated estimates of the fair value of the acquired loan pools.  The average interest rate spread was 3.74% for the three months ended March 31, 2018, compared to 3.63% for the three months ended March 31, 2017 and 3.58% for the three months ended December 31, 2017.

The Company's net interest margin has been positively impacted by significant additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions. On an on-going basis, the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates increased during the current and prior periods presented below, based on payment histories and reduced credit loss expectations. This resulted in increased income that has been spread, on a level-yield basis, over the remaining expected lives of the loan pools (and, therefore, has decreased over time). In the prior year period, the increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC (when such agreements were in place), which were recorded as indemnification assets, with such reductions amortized on a comparable basis over the remainder of the terms of the loss sharing agreements or the remaining expected lives of the loan pools, whichever was shorter.  Additional estimated cash flows totaling approximately $1.8 million and $155,000 were recorded in the three months ended March 31, 2018 and 2017, respectively, related to all of these loan pools.

The impact of adjustments on all portfolios acquired in FDIC-assisted transactions for the reporting periods presented is shown below:

	Three Months Ended
	March 31, 2018		March 31, 2017
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$1,157	12 bps	$1,980	19 bps
Non-interest income	—		(634)
Net impact to pre-tax income	$1,157		$1,346

Because these adjustments will be recognized generally over the remaining lives of the loan pools, they will impact future periods as well.  The remaining accretable yield adjustment that will affect interest income is $3.2 million.  Of the remaining adjustments affecting interest income, we expect to recognize $2.0 million of interest income during the remainder of 2018.  Additional adjustments may be recorded in future periods from the FDIC-assisted transactions, as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin for the three months ended March 31, 2018, increased 22 basis points when compared to the year-ago period.  The increase in net interest margin in the three month period is primarily due to increased yields in most loan categories and higher overall yields on investments and interest-earning deposits at the Federal Reserve Bank, partially offset by an increase in the average interest rate on deposits.

For additional information on net interest income components, see the "Average Balances, Interest Rates and Yields" tables in this release.

NON-INTEREST INCOME

For the quarter ended March 31, 2018, non-interest income decreased $763,000 to $6.9 million when compared to the quarter ended March 31, 2017, primarily as a result of the following items:

•
Amortization of income related to business acquisitions:  Because of the termination of the loss sharing agreements in previous years, the net amortization expense related to business acquisitions was $-0- for the quarter ended March 31, 2018, compared to $489,000 for the quarter ended March 31, 2017, which reduced non-interest income by that amount in the previous year.

•
Late charges and fees on loans:  Late charges and fees on loans decreased $489,000 compared to the prior year quarter.  The decrease was due to fees on loan payoffs totaling $502,000 received on two large commercial loans during the 2017 quarter, with no similar large fees in the current year quarter.

•
Net gains on loan sales:  Net gains on loan sales decreased $410,000 compared to the prior year quarter.  The decrease was due to a decrease in originations of fixed-rate loans during the 2018 period compared to the 2017 period.  Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market. In 2018, the Company has originated more variable-rate single-family mortgage loans, which have been retained in the Company's portfolio.

•
Other income:  Other income decreased $341,000 compared to the prior year quarter.  This decrease was primarily due to final residual income related to certain federal tax credits in the prior year quarter, which was not repeated in the current year quarter.

NON-INTEREST EXPENSE

For the quarter ended March 31, 2018, non-interest expense decreased $261,000 to $28.3 million when compared to the quarter ended March 31, 2017, primarily as a result of the following items:

•
Salaries and employee benefits:  Salaries and employee benefits decreased $710,000 from the prior year quarter.  Residential loan originations have been lower in the current year period than in the prior year period, resulting in less incentive compensation for loan originators and staff.  The Company has also reorganized some staff functions over the past year to operate more efficiently.  In addition, there are budgeted but unfilled positions in various areas of the Company that have resulted in lower compensation costs in some areas.

•
Office supplies and printing:  Office supplies and printing decreased $464,000 in the quarter ended March 31, 2018 compared to the same quarter in 2017.  During the 2017 quarter the Bank incurred printing and other costs totaling $373,000 related to the replacement of a portion of customer debit cards with chip-enabled cards, which was not repeated in the current year period.

•
Expense on foreclosed assets:  Expense on foreclosed assets increased $566,000 compared to the prior year period primarily due to valuation write-downs of certain foreclosed assets during the current period, totaling approximately $617,000, and higher levels of expense related to consumer repossessions than in the year ago quarter, partially offset by valuation write-downs in the prior year quarter.

•
Legal, audit and other professional fees:  Legal, audit and other professional fees increased $489,000 in the quarter ended March 31, 2018 compared to the same period in 2017.  The Company's other professional fees were higher during the current year quarter due to consulting fees related to ongoing  process improvement initiatives and fees paid related to the implementation of the Company's new commercial loan system.  In the 2017 quarter, the Company received some large recoveries of legal fees on loans totaling $72,000, which was not repeated in the current year quarter.

The Company's efficiency ratio for the quarter ended March 31, 2018, was 61.05% compared to 61.58% for the same quarter in 2017.  The decrease in the ratio in the 2018 three month period was primarily due to a small decrease in non-interest expense and an increase in net interest income, partially offset by a decrease in non-interest income.  The Company's ratio of non-interest expense to average assets increased from 2.55% for the three months ended March 31, 2017, to 2.59% for the three months ended March 31, 2018.  The increase in the current three month period ratio was due to a decrease in average assets in the 2018 period compared to the 2017 period.  Average assets for the quarter ended March 31, 2018, decreased $115.2 million, or 2.6%, from the quarter ended March 31, 2017, primarily due to decreases in investment securities and other interest-earning assets, loans receivable and other non-earning assets.

INCOME TAXES

On December 22, 2017, H.R.1, originally known as the Tax Cuts and Jobs Act (the "Act"), was signed into law. Among other things, the Act permanently lowers the corporate federal income tax rate to 21% from the prior maximum rate of 35%, effective for tax years including or commencing January 1, 2018.  The Company currently expects its effective tax rate (combined federal and state) to decrease from approximately 26.7% in 2017 to approximately 15.5% to 17.5% in 2018, mainly as a result of the Act.

For the three months ended March 31, 2018 and 2017, the Company's effective tax rate was 16.4% and 26.1%, respectively.  These effective rates were lower than the statutory federal tax rates of 21% (2018) and 35% (2017), due primarily to the utilization of certain investment tax credits and to tax-exempt investments and tax-exempt loans which reduced the Company's effective tax rate.  The Company's effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company's utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pre-tax income.  The Company's effective income tax rate is currently expected to continue to be less than the statutory rate due primarily to the factors noted above.

CAPITAL

As of March 31, 2018, total stockholders' equity and common stockholders' equity were $480.0 million (10.9% of total assets), equivalent to a book value of $34.02 per common share.  Total stockholders' equity and common stockholders' equity at December 31, 2017, were $471.7 million (10.7% of total assets), equivalent to a book value of $33.48 per common share.  At March 31, 2018, the Company's tangible common equity to tangible assets ratio was 10.7%, compared to 10.5% at December 31, 2017.

On a preliminary basis, as of March 31, 2018, the Company's Tier 1 Leverage Ratio was 11.4%, Common Equity Tier 1 Capital Ratio was 11.0%, Tier 1 Capital Ratio was 11.5%, and Total Capital Ratio was 14.1%.  On March 31, 2018, and on a preliminary basis, the Bank's Tier 1 Leverage Ratio was 12.2%, Common Equity Tier 1 Capital Ratio was 12.4%, Tier 1 Capital Ratio was 12.4%, and Total Capital Ratio was 13.2%.

Effective April 18, 2018, the Company approved a new common stock repurchase plan. The plan authorizes the repurchase of up to 500,000 shares of its common stock, representing approximately 3.5% of outstanding shares. The new plan replaces and terminates the Company's repurchase plan that was approved November 15, 2006.

The Company has historically utilized stock buy-back programs from time to time as long as management believed that repurchasing the stock would contribute to the overall growth of shareholder value. The number of shares of stock that will be repurchased at any particular time and the prices that will be paid are subject to many factors, several of which are outside the control of the Company. The primary factors, however, are the number of shares available in the market from sellers at any given time, the price of the stock within the market as determined by the market, and the projected impact on the Company's earnings per share and capital.

LOANS

Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $80.3 million, or 1.8%, from December 31, 2017, to March 31, 2018.  This increase was primarily in construction loans ($61 million) and commercial real estate loans ($58 million).  These increases were partially offset by decreases in consumer auto loans ($34 million).  The FDIC-acquired loan portfolios had net decreases totaling $12.2 million during the three months ended March 31, 2018.

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	March 31, 2018	December 31, 2017	December 31, 2016	December 31, 2015
Closed loans with unused available lines
Secured by real estate (one- to four-family)	$138,375	$133,587	$123,433	$105,390
Secured by real estate (not one- to four-family)	12,382	10,836	26,062	21,857
Not secured by real estate - commercial business	108,262	113,317	79,937	63,865

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	29,757	20,919	10,047	14,242
Secured by real estate (not one-to four-family)	749,926	718,277	542,326	385,969

Loan Commitments not closed
Secured by real estate (one-to four-family)	37,144	23,340	15,884	13,411
Secured by real estate (not one-to four-family)	200,192	156,658	119,126	120,817
Not secured by real estate - commercial business	12,995	4,870	7,022	—

	$1,289,033	$1,181,804	$923,837	$725,551

For further information about the Company's loan portfolio, please see the quarterly loan portfolio presentation available on the Company's Investor Relations website under "Presentations."

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  The levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended March 31, 2018, decreased $300,000 to $2.0 million compared with $2.3 million for the quarter ended March 31, 2017.  At March 31, 2018 and December 31, 2017, the allowance for loan losses was $36.3 million and $36.5 million, respectively.  Total net charge-offs were $2.1 million and $2.7 million for the quarters ended March 31, 2018 and 2017, respectively.  During the quarter ended March 31, 2018, $1.3 million of the $2.1 million of net charge-offs were in the consumer auto category.  In response to a more challenging consumer credit environment, the Company tightened its underwriting guidelines on automobile lending in the latter part of 2016.  Management took this step in an effort to improve credit quality in the portfolio and lower delinquencies and charge-offs.  This action also resulted in a lower level of origination volume and, as such, the outstanding balance of the Company's automobile loans declined approximately $34 million in the three months ended March 31, 2018.  We expect to see further declines in the automobile loan outstanding balance through the remainder of 2018 as well.  In addition, three commercial loan relationships amounted to $626,000 of the total charge-offs during the current quarter.  General market conditions and unique circumstances related to individual borrowers and projects contributed to the level of provisions and charge-offs.  As assets were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the values of these assets with corresponding charge-offs as appropriate.

In June 2017, the loss sharing agreements for Inter Savings Bank were terminated.  In April 2016, the loss sharing agreements for Team Bank, Vantus Bank and Sun Security Bank were terminated.  Loans acquired from the FDIC related to Valley Bank did not have a loss sharing agreement.  All acquired loans were grouped into pools based on common characteristics and were recorded at their estimated fair values, which incorporated estimated credit losses at the acquisition date.  These loan pools are systematically reviewed by the Company to determine the risk of losses that may exceed those identified at the time of the acquisition.  Techniques used in determining risk of loss are similar to those used to determine the risk of loss for the legacy Great Southern Bank portfolio, with most focus being placed on those loan pools which include the larger loan relationships and those loan pools which exhibit higher risk characteristics.  Review of the acquired loan portfolio also includes review of financial information, collateral valuations and customer interaction to determine if additional reserves are warranted.

The Bank's allowance for loan losses as a percentage of total loans, excluding FDIC-acquired loans, was 1.02% and 1.01% at March 31, 2018 and December 31, 2017, respectively.  Management considers the allowance for loan losses adequate to cover losses inherent in the Bank's loan portfolio at March 31, 2018, based on recent reviews of the Bank's loan portfolio and current economic conditions. If economic conditions were to deteriorate or management's assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank, InterBank and Valley Bank non-performing assets, including foreclosed assets and potential problem loans, are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below. These assets were initially recorded at their estimated fair values as of their acquisition dates and are accounted for in pools; therefore, these loan pools are analyzed rather than the individual loans.  The performance of the loan pools acquired in each of the five transactions has been better than expectations as of the acquisition dates.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower's circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding all FDIC-assisted acquired assets, at March 31, 2018 were $27.4 million, a decrease of $472,000 from $27.8 million at December 31, 2017.  Non-performing assets, excluding all FDIC-assisted acquired assets, as a percentage of total assets were 0.62% at March 31, 2018, compared to 0.63% at December 31, 2017.

Compared to December 31, 2017, non-performing loans decreased $2.0 million to $9.3 million at March 31, 2018, and foreclosed assets increased $1.4 million to $18.0 million at March 31, 2018.  Non-performing commercial business loans comprised $3.3 million, or 34.9%, of the total $9.3 million of non-performing loans at March 31, 2018, an increase of $1.2 million from December 31, 2017.  Non-performing consumer loans comprised $2.8 million, or 30.4%, of the total non-performing loans at March 31, 2018, a decrease of $427,000 from December 31, 2017.  Non-performing one- to four-family residential loans comprised $2.8 million, or 29.8%, of the total non-performing loans at March 31, 2018, an increase of $56,000 from December 31, 2017.  Non-performing commercial real estate loans comprised $360,000, or 3.9%, of the total non-performing loans at March 31, 2018, a decrease of $866,000 from December 31, 2017.  Non-performing construction and land development loans comprised $96,000, or 1.0%, of the total non-performing loans at March 31, 2018, a decrease of $2,000 from December 31, 2017. Non-performing other residential loans were $-0- at March 31, 2018, a decrease of $1.9 million from December 31, 2017, due to the transfer to foreclosed assets and related charge-downs of the one property previously in this category of non-performing loans.

Compared to December 31, 2017, potential problem loans decreased $207,000 to $7.7 million at March 31, 2018.  The decrease during the quarter was due to $610,000 in payments, $26,000 in charge-offs and $9,000 in loans removed from potential problem loans, partially offset by the addition of $438,000 of loans to potential problem loans.

Activity in the non-performing loans category during the quarter ended March 31, 2018, was as follows:

	Beginning Balance, January 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge-Offs	Payments	Ending Balance, March 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	98	—	—	—	—	—	(2)	96
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	2,728	266	—	—	(34)	(12)	(164)	2,784
Other residential	1,877	2	—	—	(1,601)	(278)	—	—
Commercial real estate	1,226	157	—	—	(894)	(101)	(28)	360
Commercial business	2,063	1,751	—	—	—	(321)	(233)	3,260
Consumer	3,263	1,059	—	(307)	(318)	(555)	(306)	2,836

Total	$11,255	$3,235	$—	$(307)	$(2,847)	$(1,267)	$(733)	$9,336

At March 31, 2018, the non-performing commercial business category included nine loans, seven of which were added in the current quarter.  The largest relationship in this category included 2 loans and totaled $1.5 million, or 46.3% of the total category.  This relationship was previously collateralized by commercial real estate which has been foreclosed upon and subsequently sold.  Collection efforts are currently being pursued against the guarantors of the credit relationship.  The second largest relationship in the commercial business category, which was added during the current quarter totaled $1.2 million, or 37.4% of the total category.  This relationship is collateralized by an assignment of an interest in a real estate project.  The non-performing consumer category included 206 loans, 83 of which were added during the current quarter, and the majority of which are indirect used automobile loans. The non-performing one- to four-family residential category included 30 loans, five of which were added during the current quarter.  The largest relationship in this category, which was added during the quarter ended September 30, 2017, included nine loans totaling $1.3 million, or 48.4% of the total category, which are collateralized by residential rental homes in the Springfield, Mo. area. The non-performing commercial real estate category included five loans, two of which were added during the current quarter and were part of the same customer relationship.  One loan in the category which was collateralized by commercial property in the St. Louis, Mo., area and totaled $652,000 was transferred to foreclosed assets during the quarter.  The non-performing other residential category had a balance of $-0- at March 31, 2018.  The one loan previously in this category, which was collateralized by an apartment project in the central Missouri area, had charge-offs of $278,000 during the quarter and the remaining balance of $1.6 million was transferred to foreclosed assets.

Activity in the potential problem loans category during the quarter ended March 31, 2018, was as follows:

	Beginning Balance, January 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge-Offs	Payments	Ending Balance, March 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	4	—	—	—	—	—	—	4
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,122	38	—	—	—	—	(12)	1,148
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	5,759	95	—	—	—	—	(551)	5,303
Commercial business	503	—	—	—	—	—	(17)	486
Consumer	549	305	(9)	—	—	(26)	(30)	789

Total	$7,937	$438	$(9)	$—	$—	$(26)	$(610)	$7,730

At March 31, 2018, the commercial real estate category of potential problem loans included four loans, one of which was new during the current quarter.  The largest relationship in this category, which is made up of three loans totaling $5.2 million, or 98.2% of the total category, is collateralized by theatre and retail property in Branson, Mo.  This is a long-term customer of the Bank and these loans were all originated prior to 2008.  The borrower experienced cash flow issues due to vacancies in some of the properties and the loans were added to potential problem loans during the third quarter of 2017.  Payments of $550,000 were received on these loans during the quarter ended March 31, 2018.  The one- to four-family residential category of potential problem loans included 19 loans, three of which were added during the current quarter. The consumer category of potential problem loans included 61 loans, 25 of which were added during the current quarter.  The commercial business category of potential problem loans included four loans.

Activity in foreclosed assets and repossessions during the quarter ended March 31, 2018, excluding $3.3 million in foreclosed assets related to loans acquired in FDIC-assisted transactions and $1.6 million in properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, January 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, March 31
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	5,413	—	(38)	—	(539)	4,836
Land development	7,729	—	(45)	—	—	7,684
Commercial construction	—	—	—	—	—	—
One- to four-family residential	112	44	(65)	—	—	91
Other residential	140	1,601	(140)	—	—	1,601
Commercial real estate	1,194	894	—	—	—	2,088
Commercial business	—	—	—	—	—	—
Consumer	1,987	2,491	(2,756)	—	—	1,722

Total	$16,575	$5,030	$(3,044)	$—	$(539)	$18,022

At March 31, 2018, the land development category of foreclosed assets included 18 properties, the largest of which was located in the Branson, Mo., area and had a balance of $1.2 million, or 16.2% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 36.3% and 21.7% was located in the Branson, Mo. and the northwest Arkansas areas, respectively, including the largest property previously mentioned.  The subdivision construction category of foreclosed assets included 15 properties, the largest of which was located in the Springfield, Mo. metropolitan area and had a balance of $1.2 million, or 25.5% of the total category.  Of the total dollar amount in the subdivision construction category of foreclosed assets, 37.6% and 25.5% is located in Branson, Mo. and Springfield, Mo., respectively, including the largest property previously mentioned.  The commercial real estate category of foreclosed assets included six properties, three of which were new during the current quarter.  The largest property in the commercial real estate category, which was recreational property in the St. Louis area and was added during the current quarter, had a balance of $652,000, or 31.2% of the total category.  The other residential category of foreclosed assets included one property, which was added during the current quarter totaling $1.6 million, and is an apartment building in central Missouri.  The larger amount of additions and sales under consumer loans are due to a higher volume of repossessions of automobiles, which generally are subject to a shorter repossession process.  The Company experienced increased levels of delinquencies and repossessions in indirect and used automobile loans throughout 2016 and 2017.  This trend generally continued into the first quarter of 2018.

BUSINESS INITIATIVES

On March 20, 2018, the Company announced that it has entered into a purchase and assumption agreement to sell its deposit accounts and all four of its branches in the Omaha, Neb., metropolitan market to Lincoln, Neb.-based West Gate Bank. Great Southern plans to maintain a Commercial Loan Office in the Omaha market.

Pursuant to the purchase and assumption agreement, the Bank will sell branch deposits of approximately $58 million and sell substantially all branch-related real estate, fixed assets and ATMs. The transaction is expected to close in July 2018, pending regulatory approval and other customary closing conditions. Subject to deposit balances at the time of closing, the Company estimates that it will record a pre-tax gain of approximately $6.5–$7.0 million, or $0.35–$0.38 (after tax) per diluted share, based on the expected deposit premium and the sales price of the branch assets.   As a result of this transaction, the Company expects that non-interest income will decrease $300,000–$350,000 annually, non-interest expense will decrease by $1.1– $1.2 million annually, and interest expense will increase by $300,000-$350,000 annually (based on current interest rates for non-deposit funds).

In June 2018, the Company plans to consolidate operations of a banking center into a nearby office in Paola, Kan. The banking center, located at 1 S. Pearl Street, will close at the end of business on June 22, 2018, and all accounts will automatically transfer to the banking center at 1515 Baptiste Drive, less than a mile away. After the consolidation date, a deposit-taking ATM and interactive teller machine will remain available for customers at the S. Pearl Street building.

Great Southern Bancorp, Inc. will hold its 29th Annual Meeting of Shareholders at 10:00 a.m. CDT on Wednesday, May 9, 2018, at the Great Southern Operations Center, 218 S. Glenstone, Springfield, Mo.  Holders of Great Southern Bancorp, Inc. common stock at the close of business on the record date, February 28, 2018, can vote at the annual meeting, either in person or by proxy.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 104 retail banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas, Minnesota and Nebraska and commercial lending offices in Chicago, Dallas and Tulsa, Okla. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) the possibility that the amounts of any pre-tax gain and the changes in non-interest income, non-interest expense and interest expense actually resulting from the Bank's pending transaction with West Gate Bank might be materially different from the estimated amounts set forth in this report; (ii) the possibility that the requisite regulatory approval for the Bank's pending transaction with West Gate Bank might not be obtained, or may take longer to obtain than expected; (iii) the possibility that the actual reduction in the Company's effective tax rate expected to result from H. R. 1, formerly known as the "Tax Cuts and Jobs Act" (the "Tax Reform Legislation") might be different from the reduction estimated by the Company; (iv) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's  merger and acquisition activities  might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (v) changes in economic conditions, either nationally or in the Company's market areas; (vi) fluctuations in interest rates; (vii) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (viii) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (ix) the Company's ability to access cost-effective funding; (x) fluctuations in real estate values and both residential and commercial real estate market conditions; (xi) demand for loans and deposits in the Company's market areas; (xii) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (xiii) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xiv) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and its implementing regulations, the overdraft protection regulations and customers' responses thereto and the Tax Reform Legislation; (xv) changes in accounting principles, policies or guidelines; (xvi) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xvii) results of examinations of the Company and the Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, changes its business mix, increase its allowance for loan losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xviii) costs and effects of litigation, including settlements and judgments; and (xix) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at the dates and for the periods indicated.  Financial data at all the dates and for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included.  The results of operations and other data for the three months ended March 31, 2018 and 2017, and the three months ended December 31, 2017, are not necessarily indicative of the results of operations which may be expected for any future period.

	March 31,	December 31,
	2018	2017
Selected Financial Condition Data:	(In thousands)

Total assets	$4,411,439	$4,414,521
Loans receivable, gross	3,804,763	3,769,294
Allowance for loan losses	36,310	36,492
Other real estate owned, net	22,982	22,002
Available-for-sale securities, at fair value	171,621	179,179
Deposits	3,562,177	3,597,144
Total borrowings	344,976	324,097
Total common stockholders' equity	480,000	471,662
Non-performing assets (excluding FDIC-assisted transaction assets)	27,358	27,830

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2018	2017	2017
Selected Operating Data:	(In thousands)

Interest income	$46,882	$45,413	$46,536
Interest expense	7,444	6,712	7,263
Net interest income	39,438	38,701	39,273
Provision for loan losses	1,950	2,250	1,950
Non-interest income	6,935	7,698	7,374
Non-interest expense	28,312	28,573	29,283
Provision for income taxes	2,645	4,058	3,207
Net income and net income available to common shareholders	$13,466	$11,518	$12,207

	At or For the Three Months Ended		At or For the Three Months Ended
	March 31,		December 31,
	2018	2017	2017
Per Common Share:

Net income (fully diluted)	$0.95	$0.81	$0.86
Book value	$34.02	$31.40	$33.48

Earnings Performance Ratios:
Annualized return on average assets	1.23%	1.03%	1.10%
Annualized return on average common stockholders' equity	11.22%	10.50%	10.37%
Net interest margin	3.93%	3.78%	3.75%
Average interest rate spread	3.74%	3.63%	3.58%
Efficiency ratio	61.05%	61.58%	62.78%
Non-interest expense to average total assets	2.59%	2.55%	2.63%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding FDIC-acquired loans)	1.02%	1.03%	1.01%
Non-performing assets to period-end assets	0.62%	0.92%	0.63%
Non-performing loans to period-end loans	0.25%	0.43%	0.30%
Annualized net charge-offs to average loans	0.23%	0.30%	0.18%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	March 31, 2018	December 31, 2017
Assets
Cash	$99,443	$115,600
Interest-bearing deposits in other financial institutions	120,539	126,653
Cash and cash equivalents	219,982	242,253

Available-for-sale securities	171,621	179,179
Held-to-maturity securities	130	130
Mortgage loans held for sale	5,058	8,203
Loans receivable (1), net of allowance for loan losses of $36,310 – March 2018; $36,492 – December 2017	3,761,714	3,726,302
Interest receivable	12,144	12,338
Prepaid expenses and other assets	38,691	47,122
Other real estate owned and repossessions (2), net	22,982	22,002
Premises and equipment, net	140,035	138,018
Goodwill and other intangible assets	10,438	10,850
Federal Home Loan Bank stock	10,678	11,182
Current and deferred income taxes	17,966	16,942

Total Assets	$4,411,439	$4,414,521

Liabilities and Stockholders' Equity
Liabilities
Deposits	$3,562,177	$3,597,144
Federal Home Loan Bank advances	134,000	127,500
Securities sold under reverse repurchase agreements with customers	110,082	80,531
Short-term borrowings	1,392	16,604
Subordinated debentures issued to capital trust	25,774	25,774
Subordinated notes	73,728	73,688
Accrued interest payable	2,000	2,904
Advances from borrowers for taxes and insurance	7,055	5,319
Accounts payable and accrued expenses	15,231	13,395
Total Liabilities	3,931,439	3,942,859

Stockholders' Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding March 2018 and December 2017 – -0- shares	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding March 2018 – 14,111,142 shares; December 2017 – 14,087,533 shares	141	141
Additional paid-in capital	28,624	28,203
Retained earnings	451,603	442,077
Accumulated other comprehensive gain (loss)	(368)	1,241
Total Stockholders' Equity	480,000	471,662

Total Liabilities and Stockholders' Equity	$4,411,439	$4,414,521

(1)
At March 31, 2018 and December 31, 2017, includes loans, net of discounts, totaling $197.5 million and $209.7 million, respectively, which were acquired in FDIC-assisted transactions and are accounted for under ASC 310-30.

(2)
At March 31, 2018 and December 31, 2017, includes foreclosed assets, net of discounts, totaling $3.3 million and $3.8 million, respectively, which were acquired in FDIC-assisted transactions.  In addition, at both March 31, 2018 and December 31, 2017, includes $1.6 million of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2018	2017	2017
Interest Income
Loans	$45,165	$43,744	$44,920
Investment securities and other	1,717	1,669	1,616
	46,882	45,413	46,536
Interest Expense
Deposits	5,584	4,964	5,495
Federal Home Loan Bank advances	605	255	471
Short-term borrowings and repurchase agreements	28	226	84
Subordinated debentures issued to capital trust	202	242	189
Subordinated notes	1,025	1,025	1,024
	7,444	6,712	7,263

Net Interest Income	39,438	38,701	39,273
Provision for Loan Losses	1,950	2,250	1,950
Net Interest Income After Provision for Loan Losses	37,488	36,451	37,323

Noninterest Income
Commissions	248	266	190
Service charges and ATM fees	5,244	5,268	5,432
Net gains on loan sales	462	872	808
Late charges and fees on loans	389	878	308
Gain (loss) on derivative interest rate products	37	7	32
Amortization of income/expense related to business acquisitions	—	(489)	—
Other income	555	896	604
	6,935	7,698	7,374

Noninterest Expense
Salaries and employee benefits	14,623	15,333	15,539
Net occupancy expense	6,384	6,316	6,194
Postage	866	933	810
Insurance	670	798	659
Advertising	671	413	654
Office supplies and printing	233	697	237
Telephone	719	810	799
Legal, audit and other professional fees	809	320	872
Expense on other real estate and repossessions	1,141	575	1,334
Partnership tax credit investment amortization	302	278	217
Acquired deposit intangible asset amortization	412	412	412
Other operating expenses	1,482	1,688	1,556
	28,312	28,573	29,283

Income Before Income Taxes	16,111	15,576	15,414
Provision for Income Taxes	2,645	4,058	3,207

Net Income and Net Income Available to Common Shareholders	$13,466	$11,518	$12,207

Earnings Per Common Share
Basic	$0.95	$0.82	$0.87
Diluted	$0.95	$0.81	$0.86

Dividends Declared Per Common Share	$0.28	$0.22	$0.24

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Net fees included in interest income were $0.8 million and $1.2 million for the three months ended March 31, 2018 and 2017, respectively.  Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	March 31, 2018(1)	Three Months Ended March 31, 2018			Three Months Ended March 31, 2017
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.17%	$431,121	$5,183	4.88%	$484,139	$6,095	5.11%
Other residential	4.71	738,722	8,839	4.85	679,465	7,526	4.49
Commercial real estate	4.55	1,245,462	14,358	4.68	1,216,632	13,529	4.51
Construction	4.64	518,976	6,488	5.07	401,601	4,376	4.42
Commercial business	4.84	284,736	3,343	4.76	294,563	3,814	5.25
Other loans	6.04	541,449	6,597	4.94	689,195	8,030	4.72
Industrial revenue bonds	5.29	23,715	357	6.11	27,366	374	5.54

Total loans receivable	4.86	3,784,181	45,165	4.84	3,792,961	43,744	4.68

Investment securities	3.07	187,007	1,309	2.84	220,363	1,415	2.60
Other interest-earning assets	1.73	99,080	408	1.67	139,634	254	0.74

Total interest-earning assets	4.69	4,070,268	46,882	4.67	4,152,958	45,413	4.43
Non-interest-earning assets:
Cash and cash equivalents		102,368			107,815
Other non-earning assets		197,441			224,533
Total assets		$4,370,077			$4,485,306

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.33	$1,564,610	1,310	0.34	$1,555,350	1,095	0.29
Time deposits	1.35	1,331,474	4,274	1.30	1,488,266	3,869	1.05
Total deposits	0.79	2,896,084	5,584	0.78	3,043,616	4,964	0.66
Short-term borrowings and repurchase agreements	0.04	99,489	28	0.11	237,513	226	0.39
Subordinated debentures issued to capital trust	3.37	25,774	202	3.18	25,774	242	3.81
Subordinated notes	5.56	73,713	1,025	5.64	73,552	1,025	5.65
FHLB advances	1.91	145,517	605	1.69	31,438	255	3.29

Total interest-bearing liabilities	0.94	3,240,577	7,444	0.93	3,411,893	6,712	0.80
Non-interest-bearing liabilities:
Demand deposits		630,530			608,151
Other liabilities		18,820			26,432
Total liabilities		3,889,927			4,046,476
Stockholders' equity		480,150			438,830
Total liabilities and stockholders' equity		$4,370,077			$4,485,306

Net interest income:
Interest rate spread	3.75%		$39,438	3.74%		$38,701	3.63%
Net interest margin*				3.93%			3.78%
Average interest-earning assets to average interest-bearing liabilities		125.6%			121.7%
______________
*Defined as the Company's net interest income divided by average total interest-earning assets.
(1)
The yield on loans at March 31, 2018, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See "Net Interest Income" for a discussion of the effect on results of operations for the three months ended March 31, 2018.

NON-GAAP FINANCIAL MEASURES
This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures include core net interest income, core net interest margin and the tangible common equity to tangible assets ratio.
We calculate core net interest income and core net interest margin by subtracting the impact of adjustments regarding changes in expected cash flows related to pools of loans we acquired through FDIC-assisted transactions from reported net interest income and net interest margin. Management believes that core net interest income and core net interest margin are useful in assessing the Company's core performance and trends, in light of the fluctuations that can occur related to updated estimates of the fair value of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions.
In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets.  Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management's success in utilizing our tangible capital as well as our capital strength.  Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers.  In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.
These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation:  Core Net Interest Income and Core Net Interest Margin

	Three Months Ended
	March 31,
	2018		2017
	(Dollars in thousands)
Reported net interest income / margin	$39,438	3.93%	$38,701	3.78%
Less: Impact of loss share adjustments	1,157	0.12	1,980	0.19
Core net interest income / margin	$38,281	3.81%	$36,721	3.59%

Non-GAAP Reconciliation:  Ratio of Tangible Common Equity to Tangible Assets

	March 31,	December 31,
	2018	2017
	(Dollars in thousands)
Common equity at period end	$480,000	$471,662
Less: Intangible assets at period end	10,438	10,850
Tangible common equity at period end (a)	$469,562	$460,812

Total assets at period end	$4,411,439	$4,414,521
Less: Intangible assets at period end	10,438	10,850
Tangible assets at period end (b)	$4,401,001	$4,403,671

Tangible common equity to tangible assets (a) / (b)	10.67%	10.46%